SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Separation Agreement and Release”) is made by and between Anadys Pharmaceuticals, Inc. (“Anadys” or the “Company”) and Lawrence C. Fritz, Ph.D. (“Dr. Fritz”). This Separation Agreement and Release shall be effective as of the Effective Date, as defined in Section 3.3 below.

A. Dr. Fritz was employed by Anadys as President and Chief Executive Officer and was a member of the Company’s Board of Directors;

B. Dr. Fritz has resigned his employment effective August 24, 2007 (the “Separation Date”). As of the Separation Date, all payments and benefits from the Company have ceased, except as provided in this Agreement.

C. Anadys wishes to resolve all claims and issues that have, or could have been raised, in relation to Dr. Fritz’s employment with Anadys and arising out of or in any way related to the acts, transactions or occurrences between Dr. Fritz and Anadys to date, including, but not limited to, Dr. Fritz’s employment with Anadys or the conclusion of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements set forth in this Separation Agreement and Release, it is agreed by and between the undersigned as follows:

1. Final Wages. Within five (5) days of the Separation Date, the Company shall provide Dr. Fritz with a final paycheck which includes his accrued salary, and all accrued and unused vacation pay, less all applicable federal, state and local income, social security and other payroll deductions and withholdings. Dr. Fritz is entitled to these payments regardless of whether or not this Separation Agreement and Release is signed or becomes effective. Within fourteen (14) days of the Separation Date, the Company shall provide Dr. Fritz with election forms for medical insurance continuation as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

2. Separation Benefits. If Dr. Fritz signs this Separation Agreement and Release no later than twenty-one (21) days after the Separation Date and such Separation Agreement and Release becomes effective in accordance with its terms, then Dr. Fritz will receive the Severance Benefits set forth in this Section 2. Except as expressly provided herein, Dr. Fritz acknowledges that he will not receive (nor is he entitled to receive) any additional compensation or benefits from the Company.

2.1 In the event Dr. Fritz elects to continue health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the COBRA group health, dental and vision insurance premiums for Dr. Fritz and his eligible dependents for a period of twelve (12) months following Dr. Fritz’s last day of employment with the Company; provided, however, that any such payments will cease on the date when Dr. Fritz begins full-time employment with another company or business entity that provides him with similar benefits. Dr. Fritz is required to immediately notify the Company in writing of any such employment. For purposes of this Section 2.1, references to COBRA premiums shall not include any amounts payable under an Internal Revenue Code Section 125 health care reimbursement plan;

2.2 Anadys will pay Dr. Fritz Three Hundred Seventy-Five Thousand Dollars ($375,000), the equivalent of twelve (12) months of Dr. Fritz’s annual base salary, less all applicable federal, state and local income, social security and other payroll deductions and withholdings. This sum will be paid in one payment within five (5) days following the Effective Date;

2.3 Anadys will pay for outplacement services for a period of six (6) months following the Effective Date, to be provided by an outplacement firm mutually acceptable to Anadys and Dr. Fritz;

2.4 For the avoidance of doubt, following the Effective Date, Dr. Fritz shall not be obligated to repay to Anadys any portion of his sign-on bonus of One Hundred Thousand Dollars ($100,000); and

2.5 In accordance with the terms of the Company’s 2004 Equity Incentive Plan (the “Plan”) and Dr. Fritz’s stock option agreement, vesting of Dr. Fritz’s stock options will cease on the Separation Date. Dr. Fritz’s rights to exercise any option as to any vested shares will be as set forth in the Plan and such stock option agreement. Notwithstanding the foregoing, (a) the vesting and exercisability of Dr. Fritz’s initial non-qualified stock option to purchase 570,000 shares of Anadys Common Stock, granted on November 20, 2006, will be accelerated such that 118,750 shares (the “Vested Shares”) will be vested and fully exercisable as of the Effective Date, and (b) the Vested Shares will remain exercisable until November 24, 2008, at which time the option will expire.

2.6 Application of Code Section 409A. Compensation and benefits payable under this Separation Agreement and Release, to the extent of payments made from the date of Dr. Fritz’s resignation through March 15th of the calendar year following such resignation, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements  of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Dr. Fritz be delayed until 6 months after separation from service if Dr. Fritz is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

3. Waiver and Release.

3.1 In exchange for the consideration described in Section 2 above, Dr. Fritz unconditionally, irrevocably and absolutely releases and discharges Anadys, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Anadys, past and present, as well as Anadys’ employees, officers, directors, agents, insurers, attorneys, predecessors, successors and assigns (collectively, “Released Parties”), from any and all claims, liabilities and obligations (excluding indemnification obligations pursuant to Anadys’ certificate of incorporation and bylaws or that certain Indemnity Agreement, dated November 20, 2006, by and between Dr. Fritz and Anadys, and excluding rights under Anadys’ directors and officers insurance policies) both known or unknown, that arise out of or are related in any way to the events, acts, conduct, omissions, transactions or occurrences occurring prior to Dr. Fritz signing this Separation Agreement and Release, to the fullest extent permitted by law, including, but not limited to: (1) all claims arising out of or in any way related to Dr. Fritz’s employment with Anadys or the termination of that employment; (2) all claims related to Dr. Fritz’s compensation or benefits from Anadys, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended); provided, however, that with respect to Anadys’ agents, insurers and attorneys, the release in this Section 3.1 shall be limited to claims, liabilities and obligations that arose out of or are connected to Dr. Fritz’s employment with Anadys. In further consideration for Dr. Fritz’s agreement to the waiver and release terms of this Separation Agreement and Release, the Company unconditionally, irrevocably and absolutely releases and forever discharges Dr. Fritz from any and all claims, demands, grievances, causes of action, suits of any kind, liabilities and obligations, both known or unknown, arising out of, or in any way connected with, the dealings between the parties to date, including Dr. Fritz’s employment relationship and its termination and any and all tort claims related thereto.

3.2 California Civil Code Section 1542 Waiver. By executing this Agreement, Dr. Fritz and the Company acknowledge that they have read the document and have had the opportunity to receive independent legal advice with respect to executing this Separation Agreement and Release. Dr. Fritz and the Company expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code (and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement) are waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING. THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

3.3 ADEA Claims. By executing this Separation Agreement and Release, Dr. Fritz acknowledges that, among other rights, he is knowingly and voluntarily waiving and releasing any rights he may have under ADEA. Dr. Fritz also acknowledges that the consideration given for this Separation Agreement and Release is in addition to anything of value to which he was already entitled. Dr. Fritz further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) his release and waiver granted herein does not apply to any rights or claims that may arise on or after the date he executes this Separation Agreement and Release; (B) he should consult with an attorney prior to executing this Separation Agreement and Release; (C) he has twenty-one (21) days to consider this Separation Agreement and Release (although he may choose to voluntarily execute this Separation Agreement and Release earlier); (D) he has seven (7) days following the execution of this Separation Agreement and Release to revoke the Separation Agreement and Release; and (E) this Separation Agreement and Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Separation Agreement and Release is executed by him (the “Effective Date”).

3.4 The parties declare and represent that they intend this Separation Agreement and Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, they intend the release herein to be final and complete. The parties execute this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

4. Non-disparagement. Dr. Fritz agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements, that defame or disparage the personal and/or business reputations, practices or conduct of Anadys or its Executive Officers or members of the Anadys Board of Directors. Anadys agrees that its Executive Officers and members of the Anadys Board of Directors will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame or disparage the personal and/or business reputations, practices or conduct of Dr. Fritz.

5. Confidential Information; Continuation of Indemnity.

5.1 Dr. Fritz acknowledges and agrees that nothing herein shall impair the covenants and obligations set forth in the Agreement for Employees dated November 20, 2006 between the Company and Dr. Fritz (the “Employee Confidentiality Agreement”), that the relevant terms of that agreement will continue in full force and effect and that he will comply with his continuing obligations under that agreement.

5.2 The Company acknowledges and agrees that nothing herein shall impair the covenants and obligations set forth in the Indemnity Agreement dated November 20, 2006 between the Company and Dr. Fritz and that the relevant terms of that agreement will continue in full force and effect, as set forth in Section 5 therein.

6. Property of Anadys. Within seven (7) days of the Separation Date, Dr. Fritz will deliver to a Company representative, at a location to be determined, all Company property which he has in his possession, including all equipment and accessories, office equipment, financial information, account lists or client contact lists, credit cards, keys, and documents, including copies of documents. The Company acknowledges and agrees that the contents of the 16 boxes packed by Anadys personnel and delivered to Dr. Fritz on August 28, 2007 are the property of Dr. Fritz and not Anadys property.

7. Injunctive Relief. Dr. Fritz acknowledges that his obligations as outlined in Sections 5 and 6 of this Separation Agreement and Release are of a special, unique and extraordinary character, and that it would be difficult or impossible to compensate Anadys in money damages for a breach of such provisions of this Separation Agreement and Release. Accordingly, Dr. Fritz agrees and consents that if he violates any such provisions of this Separation Agreement and Release, Anadys, in addition to all other rights and remedies available under this Separation Agreement and Release or otherwise, shall be entitled to injunctive relief without the necessity of proving actual damages or posting any bond.

8. No Admissions. Anadys expressly denies liability of any kind to Dr. Fritz and nothing contained in this Separation Agreement and Release may be construed or used as an admission of any liability in any legal or administrative proceeding.

9. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of California as applied to contracts made and to be performed entirely within California.

10. Binding on Successors. This Separation Agreement and Release shall be binding on, and inure to the benefit of each party, their successors, heirs and/or assigns.

11. Interpretation; Construction. The headings contained in this Separation Agreement and Release are for reference purposes only and shall not be used in interpreting this Separation Agreement and Release.

12. Entire Agreement. This Separation Agreement and Release, the Indemnity Agreement, and the Employee Confidentiality Agreement are the only agreements and understandings between the parties pertaining to the subject matter of this Separation Agreement and Release and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Dr. Fritz’s separation of employment with Anadys and settlement of all claims between them other than those set forth in this Separation Agreement and Release.

13. Miscellaneous. If an arbitrator or court of competent jurisdiction determines that any term or provision of this Separation Agreement and Release is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired, the invalid or unenforceable term or provision shall be modified or replaced so as to render it valid and enforceable in a manner which represents the parties’ intention with respect to the invalid or unenforceable term or provision insofar as possible. This Separation Agreement and Release may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

Anadys Pharmaceuticals, Inc.

By: /s/ George A. Scangos, Ph.D.

Name: George A. Scangos, Ph.D.
Its: Chairman of the Board

Dated: August 29, 2007

/s/ Lawrence C. Fritz, Ph.D.

Lawrence C. Fritz, Ph.D.:

Dated: August 29, 2007